Exhibit 4.1

EXECUTION VERSION

MOODY’S CORPORATION

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

and

ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH,

as Paying Agent and Transfer Agent

and

ELAVON FINANCIAL SERVICES LIMITED,

as Registrar

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 9, 2015

to

INDENTURE

Dated as of August 19, 2010

1.75% Senior Notes due 2027

TABLE OF CONTENTS

		Page
	Article 1.

	DEFINITIONS

Section 1.1	Definition of Terms	2

	Article 2.

	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Designation and Principal Amount	6
Section 2.2	Maturity	6
Section 2.3	Further Issues	6
Section 2.4	Form of Payment	6
Section 2.5	Global Securities and Denomination of Notes	7
Section 2.6	Interest	8
Section 2.7	Redemption	8
Section 2.8	Limitations on Liens	8
Section 2.9	Limitations on Sale and Leaseback Transactions	9
Section 2.10	Merger, Consolidation or Sale of Assets	10
Section 2.11	Events of Default	11
Section 2.12	Appointment of Agents	11
Section 2.13	Change of Control	12
Section 2.14	Defeasance Upon Deposit of Moneys or U.S. Government Obligations	13
Section 2.15	Payment of Additional Amounts	13

	Article 3.

	FORM OF NOTES

Section 3.1	Form of Notes	16

	Article 4.

	ORIGINAL ISSUE OF NOTES

Section 4.1	Original Issue of Notes	16

	Article 5.

	MISCELLANEOUS

Section 5.1	Ratification of Indenture	16

i

TABLE OF CONTENTS (continued)

ii

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 9, 2015 (this “Supplemental Indenture”), between Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007 (the “Company”), Wells Fargo Bank, National Association, a national banking association, organized and in good standing under the laws of the United States, as trustee (the “Trustee”), and Elavon Financial Services Limited, UK Branch (until such time as a successor may be appointed by the Company), as paying agent (the “Paying Agent”) and as transfer agent (the “Transfer Agent”), and Elavon Financial Services Limited, as registrar (the “Registrar”).

WHEREAS, the Company executed and delivered the indenture, dated as of August 19, 2010, to the Trustee (the “Base Indenture,” and, as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “1.75% Senior Notes due 2027” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors, pursuant to resolutions duly adopted on December 16, 2014 and February 25, 2015, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 3.01 and Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee, Paying Agent and the Transfer Agent execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, the Paying Agent, the Registrar and the Transfer Agent as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definition of Terms. Unless the context otherwise requires:

(a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture, unless otherwise defined in this Supplemental Indenture;

(b) the singular includes the plural and vice versa;

(c) headings are for convenience of reference only and do not affect interpretation;

(d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(e) the following terms have the meanings given to them in this Section 1.1(e):

(i) “Attributable Debt” means, an amount equal to the lesser of (a) the fair market value of the property (as determined by the Board of Directors of the Company) or (b) the present value of the total net amount of payments to be made under the lease during its remaining term, discounted at the interest rate set forth or implicit in the terms of the lease, compounded semi-annually.

(ii) “Base Indenture” shall have the meaning assigned to it in the recitals.

(iii) “Business Day” means any day, other than a Saturday or Sunday (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2, or any successor thereto, operates.

(iv) “Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

(v) “Change of Control Offer” shall have the meaning assigned to it in Section 2.13.

(vi) “Change of Control Payment Date” shall have the meaning assigned to it in Section 2.13.

(vii) “Change of Control Triggering Event” means, the notes cease to be rated Investment Grade by S&P or, if S&P and another “nationally recognized statistical rating organization” (as defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act) shall provide a rating of the notes, by S&P and any such other rating organization, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as S&P or such other rating organization shall have publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

(viii) “Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

(ix) “Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. London time, on such Business Day as determined by an independent investment bank selected by the Company.

(x) “Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

(xi) “Consolidated Total Assets” means, the total assets of the Company and its consolidated subsidiaries, as set forth on the Company’s most recent consolidated balance sheet, as determined under GAAP.

(xii) “Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(xiii) “Depositary” means Elavon Financial Services Limited as common depositary for Clearstream and Euroclear, or any of its successors and assigns.

(xiv) “Euro” or “€” means the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

(xv) “Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system or any successor clearing agency.

(xvi) “European Union” means the member states of the European Union established by the Treaty of European Union, signed at Maastricht on February 7, 1992, which amended the Treaty of Rome establishing the European Community.

(xvii) “Event of Default” shall have the meaning assigned to it in Section 2.11.

(xviii) “Indenture” shall have the meaning assigned to it in the recitals.

(xix) “Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and an equivalent rating of another “nationally recognized statistical rating organization” that shall provide a rating of the notes.

(xx) “Lien” shall have the meaning assigned to it in Section 2.8.

(xxi) “Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

(xxii) “Notes” shall have the meaning assigned to it in the recitals.

(xxiii) “Paying Agent” shall have the meaning assigned to it in the recitals.

(xxiv) “Permitted Liens” shall have the meaning assigned to it in Section 2.8.

(xxv) “Registrar” shall have the meaning assigned to it in the recitals.

(xxvi) “Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

(xxvii) “Restricted Subsidiary” means any Subsidiary (a) the Total Assets of which exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated subsidiaries as of the end of the most recently completed fiscal year.

(xxviii) “Sale/Leaseback Transaction” shall have the meaning assigned to it in Section 2.9.

(xxix) “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

(xxx) “S&P” means Standard & Poor’s Ratings Services, a subsidiary of McGraw-Hill Financial, Inc., and its successors.

(xxxi) “Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

(xxxii) “Transfer Agent” shall have the meaning assigned to it in the recitals.

(xxxiii) “Trigger Period” shall have the meaning assigned to it in Section 1.1(e)(v).

(xxxiv) “Trustee” shall have the meaning assigned to it in the recitals.

(xxxv) “U.S. dollars” and “$” means the currency of the United States.

(xxxvi) “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “1.75% Senior Notes due 2027,” which are not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be €500,000,000. Any additional amounts of Notes to be issued shall be set forth in a Company Order.

Section 2.2 Maturity. The stated maturity of principal for the Notes shall be March 9, 2027.

Section 2.3 Further Issues. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes, provided that if the additional Notes are not fungible, for U.S. federal income tax purposes, with the Notes the additional Notes will have a separate ISIN and/or any other identifying number. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture.

Section 2.4 Form of Payment.

(a) Principal of, premium, if any, and interest and additional amounts, if any, on the Notes shall be payable in euros.

(b) Principal of, premium, if any, interest and additional amounts, if any, on the Notes shall be payable at the office or agency of the Paying Agent at 125 Old Broad Street, London EC2N 1AR until such time as the Company designates an alternate place of payment or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest and additional amounts, if any, with respect to the Notes represented by one or more Global Notes deposited with, or on behalf of, a common Depositary, and registered in the name of the nominee of the common Depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common Depositary. The Company may change the Paying Agent without prior notice to the Holders and the Company or any of its subsidiaries may act as Paying Agent. The Company undertakes to maintain a Paying Agent in a member state of the European Union that, to the extent permitted by law, will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income in relation to the Notes.

(c) If on or after the date of this Fifth Supplemental Indenture, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted by the Company into U.S. dollars on the basis of the most recently available market exchange rate for euro as determined by the Company. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or this Fifth Supplemental Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 2.5 Global Securities and Denomination of Notes.

(a) Upon the original issuance, the Notes shall be represented by one or more Global Securities and the common Depositary for such Global Securities will be Elavon Financial Services Limited or another Person designated as common Depositary for Euroclear and Clearstream or another Person designated as common Depositary by the Issuer. Neither the Trustee nor any agent of the Trustee shall be responsible for any action taken or not taken by the common Depositary.

(b) The Company shall issue the Notes in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof and shall deposit the Global Securities with the common Depositary as custodian for Euroclear and Clearstream, and register the Global Securities in the name of the common Depositary or its nominee.

(c) The Company shall issue the Notes in definitive form in exchange for the applicable Global Notes if the common Depositary is at any time unwilling or unable to continue as depositary for any of the Global Notes and a successor depositary is not appointed by the Company within 90 days or if an Event of Default has occurred with regard to the Notes represented by the Global Notes and has not been cured or waived. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the Global Notes and, in that event, shall issue the Notes in definitive form in exchange for the Global Notes. In any such instance, a Holder of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. The Notes so issued in definitive form shall be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, unless otherwise specified by the Company. Definitive Notes may be transferred by presentation for registration to the Registrar and Transfer Agent at their offices and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Registrar and Transfer Agent duly executed by the Holder or the Holder’s attorney duly authorized in writing. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

Section 2.6 Interest The Notes shall bear interest from March 9, 2015 at the rate of 1.75% per annum payable annually in arrears. Interest on the Notes will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the Notes (or March 9, 2015, if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (“ICMA”) as defined in the rulebook of the International Capital Markets Association.

(a) Interest payable on each Interest Payment Date shall include interest accrued from March 9, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Date on which such interest shall be payable is March 9, commencing on March 9, 2016; and the record date for the interest payable on the Interest Payment Date is the date that is 15 calendar days immediately before the Interest Payment Date. If any Interest Payment Date is not a Business Day, then the related payment for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no further interest shall accrue as a result of such delay. The rights of holders of beneficial interests of Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear and Clearstream.

Section 2.7 Redemption. The Notes are subject to redemption at the option of the Company as set forth in the form of Note attached hereto as Exhibit A.

Section 2.8 Limitations on Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any of its or its Restricted Subsidiaries’ properties or assets (a “Lien”), whether owned on the date of issuance of the Notes or thereafter acquired, unless the Notes are at least equally and ratably secured with such secured Indebtedness (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Restricted Subsidiary then existing or thereafter created that is not subordinated to the Notes) for so long as such other Indebtedness is so secured (and any Lien created for the benefit of the holders of the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this Section 2.8 shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the Lien securing such other Indebtedness); provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):

(i) Liens on property or other assets of any Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

(ii) Liens on property or other assets existing at the time of acquisition by the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such acquisition;

(iii) Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

(iv) Liens in the Company’s favor or in favor of a Restricted Subsidiary;

(v) Liens existing on the date of issuance of the Notes;

(vi) Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

(vii) Liens arising in connection with the financing of accounts receivable by the Company or any Restricted Subsidiary; provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000; and

(viii) extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in this Section 2.8 without increase of the principal of the Indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any property of the Company or that of any Restricted Subsidiary, as the case may be, other than the property specified in this Section 2.8 and improvements to this property.

(b) Notwithstanding the foregoing, the Company and any Restricted Subsidiary may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided, that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, and (ii) the Attributable Debt of all the Company’s Sale/Leaseback Transactions permitted by Section 2.9(c) does not at such time exceed 5% of Consolidated Total Assets.

Section 2.9 Limitations on Sale and Leaseback Transactions.

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement relating to property now owned or hereafter acquired whereby either the Company transfers, or any Restricted Subsidiary transfers, such property to a Person and either the Company or any Restricted Subsidiary leases it back from such Person (a “Sale/Leaseback Transaction”), unless:

(i) the Company or such Restricted Subsidiary could, at the time of entering into such arrangement, incur Indebtedness secured by a Lien on the property involved in the transaction in an amount at least equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the Notes as described in Section 2.8; or

(ii) the net proceeds of the Sale/Leaseback Transaction are at least equal to such property’s fair market value, as determined by the Company’s Board of Directors, and the proceeds are applied within 180 days of the effective date of the Sale/Leaseback Transaction to the repayment of senior indebtedness of the Company or any Restricted Subsidiary.

(b) The restrictions set forth in (a) above will not apply to a Sale/Leaseback Transaction: (i) entered into prior to the date of issuance of the Notes; (ii) that exists at the time any Person that owns property or assets becomes a Restricted Subsidiary; (iii) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (iv) involving leases for a period of no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

(c) Notwithstanding the restrictions contained above, the Company and its Restricted Subsidiaries may enter into a Sale/Leaseback Transaction; provided that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into pursuant to the restrictions in (a) above, together with the aggregate amount of all outstanding Indebtedness secured by Liens as permitted by Section 2.8(b), does not at such time exceed 5% of Consolidated Total Assets.

Section 2.10 Merger, Consolidation or Sale of Assets. Section 6.04 of the Base Indenture shall be revised in its entirety to read:

(a) The Company will be permitted to consolidate or merge with another entity or to sell all or substantially all of its assets to another entity, subject to the Company’s meeting all of the following conditions: (i) any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia; (ii) immediately following the consolidation, merger, sale or conveyance, the resulting, surviving or transferee entity (if other than the Company) would not be in default in the performance of any covenant in the Indenture; and (iii) the Company delivers a supplemental indenture by which the surviving entity (if other than the Company) expressly assumes the Company’s obligations under the Indenture.

(b) In the event that the Company consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity (if other than the Company) will be substituted for the Company under the Indenture, and the Company will be discharged from all of its obligations under the Indenture.

Section 2.11 Events of Default.

(a) The term “Event of Default” as used in this Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 7.01 of the Base Indenture:

(i) The Company or a Restricted Subsidiary fail to pay the principal of any Indebtedness when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of the Company’s or any of the Restricted Subsidiaries’ Indebtedness in an aggregate amount of $50 million or more;

(b) If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted by the Company into U.S. dollars on the basis of the most recently available market exchange rate for euros. Neither the Trustee nor the Paying Agent shall have any responsibility for effecting such currency conversions. Any payment in respect of the Notes so made in U.S. dollars shall not constitute an Event of Default.

Section 2.12 Appointment of Agents.

(a) The Company initially appoints Elavon Financial Services Limited, UK Branch as Paying Agent and Transfer Agent and Elavon Financial Services Limited as Registrar (together, the “Agents”), with respect to the Notes until such time as Elavon Financial Services Limited, UK Branch and Elavon Financial Services Limited, respectively, have resigned or a successor has been appointed.

(b) All or any of the designated agents may resign their respective appointments under the Notes and this Indenture at any time by giving to the Company and, where appropriate, the Paying Agent and the Trustee at least 90 days’ prior written notice to that effect provided that, so long as any of the Notes are outstanding, the notice shall not, in the case of the Paying Agent, expire less than 45 days before any due date for the payment of interest. Following receipt of a notice of resignation from a designated agent, the Company shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Holders of the Notes in accordance with the Indenture. If any designated agent shall resign or be removed, the Company shall promptly and in any event within 30 days appoint a successor approved by the Trustee. If the Company fails to appoint a successor within such period, the Paying Agent may select a leading bank approved by the Company and the Trustee to act as Paying Agent hereunder and the Company shall appoint that bank as the successor Paying Agent.

(c) Any corporation into which the Agents may be merged or converted, or any corporation with which the Agents may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agents shall be a party, or any corporation, including affiliated corporations, to which the Agents shall sell or otherwise transfer: (i) all or substantially all of its assets or (ii) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agents under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Issuer, and after the said effective date all references in this Agreement to the Agents shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Issuer by the Agents.

Section 2.13 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as provided in Article Four of the Base Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 2.13 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d) Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not approve a dissident slate of directors but approves them as required by clause (4) of Section 1.1(e)(ii).

(e) Notwithstanding this Section 2.13, a transaction will not be deemed to involve a Change of Control under clause (2) of Section 1.1(e)(ii) if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

Section 2.14 Defeasance Upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 10.02 of the Base Indenture and Sections 2.8, 2.9 and 2.10 of this Supplemental Indenture with respect to the Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

Section 2.15 Payment of Additional Amounts.

(a) The Company shall, subject to the exceptions and limitations set forth below, pay to the Holder of any Note such additional amounts as may be necessary to ensure that every net payment on such Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, the Company shall not pay additional amounts for or on account of:

(i) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Holder or beneficial owner of a Note) between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a Note and the United States, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(ii) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(iii) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(iv) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

(v) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation (where such presentation is required) of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(vi) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by the Company or any paying agent from payments in respect of such Note;

(vii) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

(viii) any withholding or deduction that is imposed on a payment that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with our introduced in order to conform to, such Directive or Directives.

(ix) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any Note if such payment can be made without such withholding by at least one other paying agent;

(x) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(xi) any tax, assessment or other governmental charge imposed as a result of the failure of the Holder or beneficial owner of a Note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(xii) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

(xiii) any tax, assessment or other governmental charge imposed under Sections 1471-1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”), any agreement with the U.S. Internal Revenue Service in connection with FATCA, any intergovernmental agreement between the United States and any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or in connection with, FATCA or any intergovernmental agreement; or

(xiv) any combination of items (i) through (xiii) above.

(b) In addition, the Company will not pay additional amounts to a beneficial owner of a Note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a Note that is not the sole beneficial owner of such Note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner of a Note” includes any Person holding a Note on behalf of or for the account of a beneficial owner. Except as specifically provided under this Section 2.15, the Company shall not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

(c) The Company shall, to the extent permitted by law, maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

(d) In the event that the Company is required to pay additional amounts to Holders of Notes, the Company will provide written notice to the Trustee of its obligation to pay additional amounts, and the notice shall set forth the additional amounts to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the additional amounts, or with respect to the nature, extent, or calculation of the amount of additional amounts owed, or with respect to the method employed in such calculation of the additional amounts.

ARTICLE 3.

FORM OF NOTES

Section 3.1 Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms set forth in Exhibit A hereto.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1 Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1 Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

Section 5.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.3 Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4 Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5 Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

ELAVON FINANCIAL SERVICES LIMITED, UK Branch as Paying Agent and Transfer Agent

By:	/s/ Hamyd Mazrae
Name: Hamyd Mazrae
Title: Authorised Signatory

By:	/s/ Laurence Griffiths
Name: Laurence Griffiths
Title: Authorised Signatory

[Signature Page to Fifth Supplemental Indenture.]

ELAVON FINANCIAL SERVICES LIMITED, as Registrar

By:	/s/ Hamyd Mazrae
Name: Hamyd Mazrae
Title: Authorised Signatory

By:	/s/ Laurence Griffiths
Name: Laurence Griffiths
Title: Authorised Signatory

[Signature Page to Fifth Supplemental Indenture.]

EXHIBIT A

[FORM OF FACE OF 2027 NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE FOR ELAVON FINANCIAL SERVICES LIMITED, AS DEPOSITARY (THE “DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK, S.A./N.V. , WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 615369 AF2

ISIN: XS1117298163

Common Code: 111 729816

MOODY’S CORPORATION

1.75% SENIOR NOTES DUE 2027

No. 1	€500,000,000

Principal and Interest. Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited or registered assigns, the principal sum of five hundred million euros (€500,000,000) on March 9, 2015 and to pay interest thereon from March 9, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on March 9 in each year, commencing March 9, 2016 at the rate of 1.75% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest and additional amounts, if any, so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be 15 calendar days immediately before such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Note shall be made at the office of Elavon Financial Services Limited, UK Branch in euros.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee or the Authentication Agent referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 9, 2015

MOODY’S CORPORATION

By:
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: March 9, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF 2027 NOTE]

Indenture. This Note is one of a duly authorized issue of Securities of the Company (herein called the “Note” or collectively, the “Notes”), issued and to be issued under an Indenture, dated as of August 19, 2010, as supplemented by a Fifth Supplemental Indenture dated March 9, 2015 (as so supplemented, herein called the “Indenture”), between the Company, Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), Elavon Financial Services Limited, UK Branch, as Paying Agent and Transfer Agent (herein called the “Paying Agent,” and the “Transfer Agent,” respectively, which terms include any successor paying agent or transfer agent under the Indenture) and Elavon Financial Services Limited, as Registrar (herein called the “Registrar,” which term includes any successor registrar under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, Paying Agent, Registrar, and Transfer Agent and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to €500,000,000.

Optional Redemption. The Notes are subject to redemption at the Company’s option, in whole or in part, at any time prior to December 9, 2026 at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

Commencing on December 9, 2026, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal to, but excluding, the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Government Bond Rate” means, with respect to the Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed. If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or Paying Agent on or before the Redemption Date, and unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions of the Notes called for redemption. If fewer than all of the Notes are to be redeemed, and such Notes are at the time represented by a Global Security, the Depositary shall select by lot the particular interests to be redeemed. If the Company elects to redeem fewer than all of the Notes, and any of such Notes are not represented by a Global Security, then the Trustee shall select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the Depositary shall select by lot the particular interests in any Global Security to be redeemed).

The Company may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Redemption for Tax Reasons. The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such Notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:

(a) as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after March 9, 2015, the Company has or will become obligated, on the next date on which any payment under the Notes is due, to pay additional amounts with respect to the Notes as described above under “Payment of Additional Amounts,” and the Company, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Company; or

(b) on or after March 9, 2015, the Closing Date, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to the notes, and the Company, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Company.

If the Company exercises its option to redeem the notes, it will deliver to the Trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described in items (a) and (b) above exist.

Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture does not limit the incurrence of additional debt by the Company or any of its Subsidiaries; however, it does limit the creation of certain Liens and the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries. The limitations are subject to a number of important qualifications and exceptions. Once a year, the Company must report to the Trustee on its compliance with these limitations.

Denominations, Transfer and Exchange. The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall of the Company or the Trustee shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: €

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).